Exhibit 99.1

LIBERTY GLOBAL SUPPORTS CANCELLATION OF SUNRISE EGM
Denver, Colorado - October 21, 2019

Liberty Global plc (“Liberty Global” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK) announced today that it supports the cancellation of Sunrise Communications’ Extraordinary General Meeting (EGM), which had been scheduled to take place Wednesday, October 23, 2019. Sunrise was seeking approval for an ordinary capital increase by way of a rights offering to finance its pending acquisition of UPC Switzerland.  Sunrise has reviewed the vote tally, including the intention of its largest shareholder Freenet to vote against the deal, and determined that the proposal was unlikely to be approved by shareholders.

The existing share purchase agreement between the parties will remain in place with some minor amendments, including the flexibility to convene a new EGM and certain adjusted termination rights. In addition, the commitments by Liberty Global in the recently announced Conditional Rights Purchase Agreement will lapse and thereby terminate.
ABOUT LIBERTY GLOBAL
Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is one of the world’s leading converged video, broadband and communications companies, with operations in six European countries under the consumer brands Virgin Media, Telenet and UPC. We invest in the infrastructure and digital platforms that empower our customers to make the most of the digital revolution. Our substantial scale and commitment to innovation enable us to develop market-leading products delivered through next-generation networks that connect 11 million customers subscribing to 25 million TV, broadband internet and telephony services. We also serve 6 million mobile subscribers and offer WiFi service through millions of access points across our footprint.

In addition, Liberty Global owns 50% of VodafoneZiggo, a joint venture in the Netherlands with 4 million customers subscribing to 10 million fixed-line and 5 million mobile services, as well as significant investments in ITV, All3Media, ITI Neovision, LionsGate, the Formula E racing series and several regional sports networks.

For more information, please visit www.libertyglobal.com or contact:

Investor Relations:                     Corporate Communications:
Matt Coates +44 20 8483 6333                Bill Myers +1 303 220 6686
John Rea +1 303 220 4238                Matt Beake +44 20 8483 6428
Stefan Halters +44 20 8483 6211